EXHIBIT 10.1

RIMAGE CORPORATION
AMENDED AND RESTATED 1992 STOCK OPTION PLAN

PERFORMANCE SHARE AWARD AGREEMENT

RECIPIENT:	______________________________

AWARD DATE:	______________________________

PERFORMANCE PERIOD:	______________________________

PERFORMANCE SHARES:	______________________________

TARGET PAYOUT:	_______ Shares of Common Stock

        THIS AGREEMENT is made as of the Award Date set forth above, by and between Rimage Corporation, a Minnesota corporation (the “Company”) and the Recipient named above (the “Recipient”) setting forth the terms and conditions of a Performance Share Award granted pursuant to Rimage Corporation Amended and Restated 1992 Stock Option Plan (the “Plan”). Capitalized terms used herein and not defined shall have the meaning given such terms in the Plan.

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereby agree as follows:

        1.    Performance Share Award.   The Company hereby grants to the Recipient the number of Performance Shares set forth above, contingent on the achievement of the Performance Goals (described in Section 2) during the Performance Period, and subject to the terms and conditions of this Agreement and of the Plan. A “Performance Share” is a right to receive one share of Rimage common stock, par value $.01 per share, (the “Common Stock”) at the end of the Performance Period, subject to earlier forfeiture as set forth in the Agreement. Recipient will receive shares of Common Stock for Performance Shares under this Performance Share Award only if Rimage achieves the Performance Goals for the Performance Period established by the Committee and the Committee certifies in writing that the Performance Goals have been achieved. If the Performance Goals are not achieved at the end of the Performance Period, all of the Performance Shares will be canceled and Recipient will receive no Common Stock for canceled Performance Shares.

        2.    Performance Goals.   The Performance Goals to be achieved during the Performance Period are set forth on Exhibit A.

        3.    Number of Shares Delivered.   If the Performance Goals are achieved, Recipient will receive shares of Common Stock at the Target Payout. If the Performance Goals are not achieved, Recipient will receive no shares of Common Stock and the Performance Shares shall be canceled. Performance Shares will be paid solely in shares of Common Stock. The Committee will determine whether the Performance Goals have been met within 60 days of the end of the Performance Period and the shares of Common Stock shall be issued promptly after such determination is made.

        4.    Termination or Reduction of Awards.   At any time during the Performance Period, the Committee may, in its discretion, reduce or cancel the Performance Shares in any Performance Share Award prior to the conclusion of the Performance Period, based on financial information contained in the Company’s financial statements or similar internal reports, if the Committee determines that the Performance Goals for the Performance Period cannot be achieved.

        5.    Vesting and Cancellation Under Special Circumstances.

        (a)    Death or Disability.   If Recipient dies or becomes permanently disabled and unable to work, shares of Common Stock will be delivered with respect to this Performance Share Award only if otherwise earned and the number of shares to be delivered will be prorated based on the number of days Recipient was employed during the Performance Period through the date of such event. Such shares will be delivered only after the conclusion of the Performance Period.

        (b)    Retirement.   If after ____________ but prior to the end of the Performance Period, the Recipient ceases to be an employee by reason of retirement at age 55 or older and with at least 10 years of service to the Company, the Committee may, in its sole discretion, cause shares of Common Stock to be delivered with respect to this Performance Share Award, but only if otherwise earned and the number of shares to be delivered will be prorated based on the number of days Recipient was employed during the Performance Period through the date of retirement. If within one year after such retirement or after the shares are delivered pursuant to this Section 5(b), Recipient violates the terms of any nondisclosure, non-competition or non-solicitation to which the Recipient is then bound, the Company may rescind or restrict the special vesting under the Section 5(b) or withhold or have the right to the return of the economic value of the Performance Shares that vested under this provision of this Agreement, except in the event of a Change of Control.

        (c)    Other Termination.   In the event that Recipient terminates employment other than by reason of death, disability or retirement as provided in Section 5(a) or 5(b), Performance Shares that have not yet vested shall not vest and shall be canceled.

        (d)    Change of Control.   Notwithstanding any other provision of this Agreement, if there is a “Change in Control” of the Company during the Performance Period, Performance Shares that have not yet vested shall vest and become immediately payable. “Change in Control” of the Company shall mean a change in control which would be required to be reported in response to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement, including without limitation, if:

(1)

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities (other than an entity owned 50% or greater by the Company or an employee pension plan for the benefit of the employees of the Company);

(2)

there ceases to be a majority of the Board of Directors comprised of (i) individuals who, on the date of this Agreement, constituted the Board of Directors of the Company; and (ii) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or

(3)

the Company disposes of at least 75% of its assets, other than (i) to an entity owned 50% or greater by the Company or any of its subsidiaries, or to an entity in which at least 50% of the voting equity securities are owned by the shareholders of the Company immediately prior to the disposition in substantially the same percentage or (ii) as a result of a bankruptcy proceeding, dissolution or liquidation of the Company.

        6.    Dividends and Voting.   Recipient will have no rights as a stockholder with respect to Performance Shares unless and until Common Stock is issued in settlement of this award. Except as expressly provided in the Plan, no adjustments will be made for dividends or other rights for which the record date is prior to issuance of the Common Stock.

        7.    Non-transferability.   Neither the Performance Shares nor this Performance Share Award nor any interest in the shares or award may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the Performance Shares have not vested and shares of Common Stock have not been distributed in accordance with the Plan, and any sale, pledge, assignment or other attempted transfer shall be null and void.

        8.    Adjustments.   In the event of a corporate transaction involving the Company, the Common Stock or the Company’s corporate or capital structure, including but not limited to any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation reclassification, split-up, spin-off combination or exchange of shares, or a sale of the Company or of all or part of its assets or any distribution to stockholders other than a normal cash dividend, the Committee shall make such proportional adjustments as are necessary to preserve the benefits or potential benefits of the Performance Share Awards. Action by the Committee may include all or any of adjustment in (a) the maximum number and kind of securities subject to the Plan as set forth in this paragraph; (b) the maximum number and kind of securities that may be made subject to Performance Share Awards for any individual; (c) the number and kind of securities subject to any outstanding Award; and (d) any other adjustments that the Committee determines to be equitable.

        9.    Successors and Heirs.   This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. In the event of the Recipient’s death, any shares of Common Stock to which Recipient may become entitled will be delivered to his or her heirs or personal representative in accordance with the terms of the Plan.

        10.    Governing Law.   This Performance Share Award Agreement and the Performance Shares will be construed, administered and governed in all respects under and by the applicable laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this agreement, the Plan, the award or the Performance Shares to the substantive law of another jurisdiction.

        11.    Tax Withholding.   The Company has the right to deduct from any award payment made under this Agreement or to require Recipient to pay the amount of any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, vesting, payment or settlement of an award under this Agreement, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock will be valued at fair market value as of the date such Common Stock is withheld or surrendered. The Company may also deduct from any award payment any other amounts due by Recipient to the Company.

        12.    Miscellaneous.   Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan. In accordance with the Plan, all decisions of the Committee shall be final and binding upon Recipient and the Company.

        IN WITNESS WHEREOF, the Company has caused this Performance Share Award Agreement to be executed in its corporate name by its duly authorized officer, and the Recipient has executed this Agreement as of the Award Date set forth above.

COMPANY:	RIMAGE CORPORATION

By:
Its

RECIPIENT:

EXHIBIT A

Performance Goals